EXHIBIT 99

ABX Air, Inc. Reports Increase in Fourth Quarter and Annual Earnings

WILMINGTON, Ohio –February 25, 2005 – ABX Air, Inc. (OTC: ABXA.OB) reported today increased earnings for both the quarter and year ended December 31, 2004.

For the fourth quarter of 2004, ABX reported revenue of $361.4 million and net earnings of $18.1 million, or $0.31 cents per diluted share. For the fourth quarter of 2003, ABX posted revenues of $274.1 million and net earnings of $7.6 million, or $0.13 per diluted share.

For the year ended December 31, 2004, ABX reported revenue of $1.20 billion and net earnings of $37.0 million, or $0.63 per diluted share. For the year ended December 31, 2003, ABX posted revenues of $1.16 billion and a net loss of ($446.9) million, or ($8.52) per diluted share. The loss resulted from a $466.1 million impairment charge, net of tax benefit, taken during the third quarter of 2003. Excluding the impairment charge, 2003 net earnings were $19.2 million, or $0.33 per diluted share. The impairment charge was taken after ABX was separated from its former parent, Airborne, Inc. (“Airborne”) on August 15, 2003, in conjunction with the acquisition of Airborne by DHL Worldwide Express B.V.

Comparisons between 2004 and 2003 financial results are complicated by the separation from Airborne in August of 2003, and the differences in ABX’s contractual mark-up and cost structure before and after the separation. Comparisons of fourth quarter net earnings are further complicated due to the shortened period during which mark-ups under ABX’s contractual arrangements with DHL were applied in 2003.

Results Associated with the DHL Contracts

ABX’s net earnings of $18.1 million during the fourth quarter of 2004 included $16.0 million from its two contracts with DHL. Under the aircraft, crew, maintenance and insurance agreement (“ACMI agreement”) and hub and line-haul services agreement (“Hub Services agreement”), ABX earns a base mark-up of 1.75% on eligible costs and can earn incremental mark-up for meeting certain quarterly cost-related goals and annual cost-related and service goals. Any mark-up earned from attainment of the annual cost-related and service goals is recognized in the fourth quarter. ABX’s fourth quarter 2004 net earnings of $16.0 million from the two contracts include $4.4 million from the base mark-up and $11.6 million from the incremental mark-up goals. The incremental mark-up earned consisted of $0.7 million from attainment of the quarterly cost goal under the ACMI agreement and $10.9 million earned from the annual cost and service goals from the two agreements. Net earnings for the fourth quarter of 2003 included $2.6 million of incremental mark-up from cost and service goals. During 2003, incremental mark-ups for service goals and certain cost goals were applied to costs incurred only during the 138 days after the separation from Airborne.

For the year ended December 31, 2004, ABX’s net earnings of $37.0 million included $30.2 million from the two contracts with DHL. The base mark-up accounted for $15.8 million of the net earnings, while the incremental cost and service mark-up goals totaled an additional $14.4 million.

Performance Versus Quarterly Cost-Related Goals:

Under the two commercial agreements with DHL, ABX has the potential to earn incremental mark-up each quarter based on achieving certain cost-related goals. During the fourth quarter of 2004, ABX earned $0.7 million or 50.4% of the maximum incremental mark-up available under the two contracts for performance against quarterly cost-related targets. While the maximum incremental mark-up was achieved on the quarterly cost goal under the ACMI agreement, no incremental mark-up was earned under the Hub Services agreement during the fourth quarter. Higher than forecasted package volumes, which drove greater than planned labor and truck line haul costs, were the primary factors which negatively impacted ABX’s performance versus the quarterly cost-related goal for the Hub Services agreement. In addition, unusually severe weather conditions during December at the main sort hub in Wilmington, Ohio resulted in unanticipated labor hours, over-time premiums, and increased truck line haul costs.

Packages handled during the fourth quarter 2004 totaled 161.9 million, a 29.0% increase compared to fourth quarter 2003 package volumes, and a 22.2% increase as compared to third quarter 2004 volumes. “While the stronger than forecasted package volumes are an encouraging sign, the greater than anticipated growth combined with adverse weather presented a significant challenge,” stated Joe Hete, President and CEO.

Performance Versus Annual Cost-Related and Service Goals:

The two commercial agreements with DHL allow ABX to earn additional incremental mark-up for meeting certain annual cost and service goals. Incremental mark-up earned on the annual goals is only recognized in the fourth quarter. During the fourth quarter of 2004, ABX earned $4.0 million or 100% of the maximum available incremental mark-up from the annual cost incentive under the ACMI agreement, and $2.7 million or 75.9% of the maximum annual cost incentive under the Hub Services agreement.

During the fourth quarter of 2004, ABX recognized revenue from the annual service incentive in the ACMI agreement of $0.9 million, or 80% of the maximum available. Mark-up earned in the fourth quarter from the annual service incentives under the Hub Services agreement totaled $3.3 million, or 100% of the maximum available under that contract.

Non-DHL Results

Non-DHL revenues grew to $12.7 million in the fourth quarter of 2004 and $26.7 million for the year, compared to $3.5 million and $11.6 million for the corresponding 2003 periods. Earnings from non-DHL business increased by $0.8 million to $2.1 million for the fourth quarter, and by $4.0 million to $6.8 million for the year, compared to a year ago. Non-DHL revenues in the fourth quarter of 2004 grew 86.7% compared to the third quarter of 2004 primarily due to a contract awarded to ABX by the US Postal Service (“USPS”) to manage an air network to transport mail during the 2004 holiday season. Profit margins on non-DHL revenues were 16.2% and 25.4% for the fourth quarter of 2004 and year, respectively. The lower profit margin in the fourth quarter of 2004, as compared to prior 2004 quarters, reflects the impact of the change in the revenue mix, caused primarily by the additional USPS business. (See also the footnote on the exhibit entitled “Earnings Summary” regarding the allocation of overhead costs with respect to non-DHL business.)

“One of our goals for 2004 was to significantly increase our revenue and net earnings from non-DHL business,” Hete said. “We accomplished that goal by more than doubling both and have made excellent progress at building relationships with customers who can leverage our core competencies. We view 2004 as a successful first step at diversifying our revenue stream, while at the same time maintaining focus on providing value to our largest customer.”

Plans for Reduced DHL Airlift Requirements in 2005

As announced by the Company in the third quarter earnings release on November 9, 2004, ABX received 2005 budget planning assumptions from DHL that call for a reduction in the airlift provided by the Company of 26 aircraft (16 DC9s and 10 DC8s) by the end of 2005. Operating results for 2004 were not impacted by the airlift reduction plans. The current planning information provided by DHL indicates that 7 of the 26 aircraft (3 DC9s and 4 DC8s) will be removed during the first quarter of 2005, with the remaining 19 aircraft removed by the end of the year. The number of affected aircraft and the timing of planned reductions are subject to change. Accordingly, management cannot predict whether the number of aircraft ultimately removed during 2005 will be greater or less than the aforementioned 26 aircraft. Projections relevant to the impact of the aircraft reductions (when fully implemented) upon the Company’s revenues, cash flows and net earnings were included in the third quarter 2004 earnings release and 10-Q filing.

Other Items/Outlook

The Consolidated Condensed Balance Sheets at year-end 2004 shown on the attached exhibit reflect a $49.2 million increase in accounts receivable from December 31, 2003. This increase is due primarily to the increase in DHL business activity during the fourth quarter 2004, which resulted in actual expenses exceeding funded expenses (which are based on budget) during the quarter. The difference between the actual and funded DHL contractual expenses as well as the DHL incremental mark-ups earned during the fourth quarter account for $46.1 million of the increase. A receivable from the USPS related to the December air network accounts for an additional $4.5 million of the increase in accounts receivable versus the December 31, 2003 balance. The majority of these receivables have been paid since year-end 2004, and the balance is anticipated to be collected within 30 days.

“2005 will be another eventful year for ABX, as DHL consolidates its main base of operations at its airport here in Wilmington and seeks to further grow its domestic market share,” Hete said. “We look forward to providing value to our largest customer as it builds its infrastructure, while also seeking opportunities to diversify our revenue.”

ABX Air, Inc. is a cargo airline with a fleet of 115 in-service aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. ABX became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, Inc., which was acquired by DHL Worldwide Express B. V. In addition to providing airlift capacity and sort center staffing to DHL Express (USA), Inc., a wholly owned subsidiary of DHL Holdings (USA), Inc., ABX provides charter and maintenance services to a diverse group of customers. With over 7,000 employees, ABX is the largest employer in a several county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air, Inc.’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause ABX’s actual results to differ materially from those indicated by such forward-looking statements. These factors include but are not limited to a significant reduction in the scope of services under the commercial agreements with DHL, maintaining cost and service level performance, the ability to generate revenues from sources other than DHL and other factors that are contained from time to time in ABX’s filings with the U.S. Securities and Exchange Commission, including ABX’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ABX’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
REVENUES	$361,361	$274,065	$1,202,509	$1,160,959
OPERATING EXPENSES:
Salaries, wages and benefits	139,266	119,771	500,831	472,028
Purchased line haul	78,842	49,929	233,367	172,126
Fuel	63,825	38,539	197,879	150,454
Maintenance, materials and repairs	26,330	26,816	108,425	114,032
Depreciation and amortization	9,505	9,180	36,817	98,503
Landing and ramp	6,775	6,254	23,040	27,385
Rent	2,386	1,653	6,993	9,748
Other operating expenses	14,528	11,995	50,159	74,978
Impairment charge	—	—	—	600,871

	341,457	264,137	1,157,511	1,720,125

EARNINGS (LOSS) FROM OPERATIONS	19,904	9,928	44,998	(559,166)

INTEREST EXPENSE	(2,124)	(2,453)	(8,956)	(16,517)
INTEREST INCOME	288	138	931	138

EARNINGS (LOSS) BEFORE INCOME TAX BENEFIT	18,068	7,613	36,973	(575,545)
INCOME TAX BENEFIT	—	—	—	128,644

NET EARNINGS (LOSS)	$18,068	$7,613	$36,973	$(446,901)

EARNINGS PER SHARE:
Basic earnings (loss) per share	$0.31	$0.14	$0.63	$(8.52)

Diluted earnings (loss) per share	$0.31	$0.13	$0.63	$(8.52)

WEIGHTED AVERAGE SHARES:
Basic	58,270	53,562	58,270	52,474

Diluted	58,270	58,521	58,270	52,474

ABX AIR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	December 31, 2004	December 31, 2003
ASSETS:
Cash	$38,749	$65,741
Accounts receivable, net	54,677	5,482
Other current assets	17,595	18,763

Total Current Assets	111,021	89,986

Property and equipment, net	351,646	312,803
Other assets	10,256	10,317

Total Assets	$472,923	$413,106

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities	$142,569	$113,140

Long-term Obligations	242,405	241,300
Stockholders’ Equity	87,949	58,666

Total Liabilities and Stockholders’ Equity	$472,923	$413,106

ABX AIR, INC.

EARNINGS SUMMARY

(In thousands)

	For the Three Months Ended December 31, 2004
	DHL				Customers other than DHL	Total
	ACMI	Hub Services	Other Reimbursable	Subtotal
Revenues:
Base	$118,585	$139,722	$78,810	$337,117	$12,676	$349,793
Quarterly incremental mark-up	691	—	—	691	—	691
Annual incremental mark-up	4,967	5,910	—	10,877	—	10,877

Total revenues	124,243	145,632	78,810	348,685	12,676	361,361

Operating expenses	115,062	137,318	78,457	330,837	10,620	341,457
Interest expense, net	1,483	—	353	1,836	—	1,836

Total expense	116,545	137,318	78,810	332,673	10,620	343,293

Earnings	$7,698	$8,314	$—	$16,012	$2,056	$18,068

	For the Twelve Months Ended December 31, 2004
	DHL				Customers other than DHL	Total
	ACMI	Hub Services	Other Reimbursable	Subtotal
Revenues:
Base	$475,826	$440,602	$244,935	$1,161,363	$26,705	$1,188,068
Quarterly incremental mark-up	2,309	1,255	—	3,564	—	3,564
Annual incremental mark-up	4,967	5,910	—	10,877	—	10,877

Total revenues	483,102	447,767	244,935	1,175,804	26,705	1,202,509

Operating expenses	461,750	433,024	242,802	1,137,576	19,935	1,157,511
Interest expense, net	5,892	—	2,133	8,025	—	8,025

Total expense	467,642	433,024	244,935	1,145,601	19,935	1,165,536

Earnings	$15,460	$14,743	$—	$30,203	$6,770	$36,973

The results above for customers other than DHL do not reflect an allocation of overhead costs. The provisions of the commercial agreements with DHL do not require an allocation of overhead until such time as ABX derives more than 10% of its total revenue from non-DHL business.

ABX AIR, INC.

RECONCILIATION OF GAAP FINANCIAL MEASURES TO

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

This communication release includes a non-GAAP measure of net income for 2003 operating results that excludes the impairment charge and the tax effects related to our separation from Airborne, Inc. on August 15, 2003. Excluding the impairment charge, net of tax, is important when comparing operating results among periods and forming expectations about our future operating results. The table below presents a reconciliation of our non-GAAP measures to the most directly comparable GAAP measures.

For the Twelve Months Ended December 31, 2003
GAAP net loss	$(446,901)

Unusual items:
Impairment charge	600,871
Tax benefit on impairment charge	(134,738)

Non-GAAP net earnings	$19,232

GAAP diluted loss per share	$(8.52)
Effect of unusual items, net of tax	8.88
Effect of anti-dilutive equivalent shares	(0.03)

Non-GAAP diluted EPS	$0.33